April 13, 2006

Dear Valued Investor:

I would like to take this time to update you on the current status of Stratus Services Group, Inc. (the “Company”), as well as give you an overview of the turn of events that brought us to this point. First, I want to sincerely thank each and every one of our shareholders for their continued support and patience.

Needless to say, it has been a very difficult six years since becoming public in May of 2000. Although the markets at that time were in turmoil, we were able to complete our initial public offering and meet our profit projections, earning $.21 per share (pre reverse split) in fiscal 2000 and watching our stock rise to a high of $9 per share (pre reverse split). Unfortunately like most companies, the economic downturn, as well as 9/11 put tremendous strain on our earnings. This led to a steep decline in our stock price as well as a need for increased dilution just to keep the doors open. It seemed as the secondary offering in August of 2004 was going to “right our ship”, however the effects of our inability to secure workers compensation at a reasonable cost due to our losses and weak balance sheet, cost the Company millions of dollars in profits. Our commercial banker felt the Company was struggling to remain profitable, which was primarily due to our high cost of workers’ compensation insurance. Consequently, the bank moved toward reducing our credit availability and charging large forbearance fees, making it virtually impossible for the Company to find another lender, thus cutting off the life blood of the Company.

In November of 2005 the Company was faced with two options: 1) pursue a bankruptcy restructuring; or 2) sell off assets to pay off our secured creditors. The Board of Directors and myself, as CEO, believed that a bankruptcy filing would only pay the majority of our creditors a fraction of what they were due and would likely wipe out our equity investors. Therefore, in order to give both the creditors and the shareholders an opportunity to recoup most of their financial interest we decided to sell assets, paring the Company down to a smaller version concentrating on technology staffing with no workers’ compensation issues.

I am disappointed in the performance of Stratus to date. I have my own personal time and money (like you) invested into this Company. For those of you who are not aware of my history, I ran four public companies prior to Stratus. All of those companies were extremely successful and each and every one of them sustained profitability over a long period of time. In fact, one of these prior companies in which I was CEO, Transworld Home Healthcare (a home healthcare staffing company), was in a similar position to that of Stratus today. The stock was depressed at $2, trading at a steep discount to its IPO price. I began to contemplate retirement from Transworld at that time. Instead, I stayed the course due to my personal obligation to our shareholders, and rebuilt that company with strict cost controls and profitability. The stock rebounded, and traded as high as $19 a share as our profitability soared--and investors that stayed the course were rewarded. I then retired from Transworld, handing it over to new management in a very strong position. I am now at the age of 70, and could have easily decided to “throw in the towel” and retire after this last ordeal with Stratus, however I have again made a commitment to the shareholders to remain with this Company until our ship is righted and it returns to profitability. I intend to retire from Stratus (much like Transworld) with this Company in significantly better shape than it sits today.

In the upcoming weeks, we will be meeting with the brokerage community and begin presenting our new story to Wall Street. In fact, we are in the process of hiring a financial investor/public relations firm in order to aid us in bringing both our current investors and others in the financial community back up to speed with the new Stratus. Please be on the lookout for these developments via our news releases. Generally speaking, Stratus will focus on IT staffing through our 50% owned subsidiary, Stratus Technology Services.

We believe that IT staffing is a major growth area over the next 5-10 years. We will focus on the following items during this turnaround: organic growth, increased profit margins, and sustaining profitability. We will be a sleeker Company with substantially less overhead, and virtually no issues involving workers compensation insurance, the major item that doomed us with our old model. We believe that this disciplined approach should return the Company to profitability for fiscal 2006, and our 3 year business plan, if achieved, could reap profits that could justify our stock trading near the levels seen around the time of our Secondary Offering.

As the CEO of this Company, I am excited with our new beginning and the fact that we remain a viable entity today after an extremely difficult 5 year period. Although much reduced, we continue to carry a considerable debt load, but believe our cash flow and growth will be sufficient to service the debt. As we sit today, there is new life and optimism not only in our company, but the markets. We hope that the investment community will see the past efforts of our management team and view them positively, as the Company’s fundamentals improve. We remain focused on the goal at hand, which is to return the equity value of this Company back to what I consider to be respectable levels, thus rewarding our existing shareholders.

Thank you for your continued support.

Sincerely,

Joseph J. Raymond
Chairman and Chief Executive Officer

Certain information included in this letter and other Company filings (collectively, the “SEC Filings”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. These risks, trends and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and other SEC Filings.